10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate October 20, 2008 Jon Swets, CFO 616.494.7645

Macatawa Bank Corporation Reports 3rd Quarter Results

Holland, Michigan, October 20, 2008 — Macatawa Bank Corporation today announced net income of $1.87 million, or $0.11 per diluted share, for the 3rd quarter of 2008 compared to net income of $2.46 million, or $0.14 per diluted share, for the same period in 2007. For the first nine months of 2008, the Company incurred a net loss of $3.8 million, or $0.22 per diluted share, compared to net income of $11.9 million, or $0.68 per diluted share, for the same period in 2007.

On September 29, the Company reported that it was taking steps to maintain its financial strength. This included the need to record an additional $15 million of loan loss provisions as of June 30, 2008. Including this 2nd quarter adjustment, the Company has recorded total loan loss provisions of $23.6 million for the first nine months of 2008 compared to $5.5 million for the same period in the prior year. This elevated loan loss provision has led to the reduced earnings for the first nine months of 2008 compared to the same period in the prior year.

“Since the prior quarter, a lot has changed. The national and world economies and the financial and credit markets have come under extreme stress,” stated Ben Smith, Chairman and CEO. The Company has avoided many of the issues affecting the broader market, such as subprime loans, mortgage-backed securities and investments in Fannie Mae and Freddie Mac stock. “We are, however, not immune to the impact of these trying times,” added Mr. Smith. The Company’s credit exposure is primarily isolated in residential development loans, a narrow and declining slice of its total portfolio.

“Although the loan loss provisions have impacted our near term performance, we remain well capitalized and we continue to take specific steps to ensure the strength of our capital position. We are working hard to raise additional capital and expect to report the successful conclusion of these efforts during the fourth quarter,” commented Mr. Smith. The Company also temporarily suspended the cash dividend to supplement its capital position. “The Board is committed to reinstituting the dividend as our capital situation improves,” added Mr. Smith.

Third quarter net interest income totaled $14.8 million, a decrease of $1.0 million compared to the third quarter of 2007. The decrease in net interest income was primarily from a decline in the net interest margin partially offset by an increase in average earning assets. Average earning assets grew by $18.4 million from the third quarter of 2007 to the third quarter of 2008. The net interest margin was 2.98% for the quarter, down 22 basis points from 3.20% for the third quarter of 2007. Higher balances of non-performing assets accounted for 12 of the 22 basis point decline in the net interest margin over the last twelve months. Approximately half of the remaining decline was attributable to the Federal funds rate cuts that began in late-2007.

On a consecutive quarter basis the net interest margin declined by eight basis points from 3.06% for the second quarter of 2008. Seasonal deposit inflows were temporarily invested in lower yielding marketable investments during the quarter. This resulted in the yield on assets declining slightly more than the cost of funds during the quarter, and is the primary reason for the consecutive quarter net interest margin decline.

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Macatawa Bank 3Q Results / page 2 of 3

Despite declines in the Company’s net interest margin compared to prior year quarters, the rate of decline continues to moderate despite significant interest rate cuts by the Federal Reserve. This stability in net interest margin confirms that the Company has maintained a well balanced interest rate risk position. Although the Company expects the recent 50 basis point reduction in the prime rate to negatively impact near term results, corresponding declines in the cost of funds are expected to offset this decline over time.

Non-interest income was $4.1 million for the third quarter of 2008 compared to $4.0 million for the third quarter of 2007. Growth in revenue from deposit services, investment services, and ATM and debit card processing offset declines in trust income and gains on mortgage loans sold. The decline in the stock market was the primary reason for the decrease in trust income, and a combination of elevated mortgage rates and lower mortgage volume associated with corrections in the housing market have caused the decrease in gains on mortgage loans sold.

Non-interest expense was $14.0 million for the quarter as compared to $14.5 million for the second quarter of 2008 and $12.7 million for the third quarter of 2007. The overall increase compared to the prior year quarter relates to a $1.3 million increase in costs associated with the administration and disposition of problem loans and non-performing assets. These costs amounted to approximately $1.6 million in the current quarter compared to $1.5 million in the second quarter of 2008 and $312,000 for the third quarter of 2007. When excluding these costs, non-interest expense was down from the second quarter of 2008 and flat compared to the third quarter of 2007. Expense management initiatives that began in early 2008 have begun to positively impact the bottom line.

Total assets were $2.20 billion at September 30, 2008, an increase of $93.0 million compared to $2.10 billion at September 30, 2007. The increase was primarily from recent growth in short-term investments of $88 million, primarily associated with an increase in seasonal deposits. Total loans increased $20.5 million since September 30, 2007, primarily in consumer mortgages, to $1.76 billion at September 30, 2008. Within the commercial loan portfolio, there continues to be a shift in mix from commercial real estate loans to commercial and industrial loans.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	September 30, 2008	December 31, 2007	September 30, 2007
Construction and land development	$305,264	$335,366	$354,897
Farmland & agricultural	24,482	30,371	25,438
Non-farm, non-residential	467,202	454,764	454,220
Multi-family	29,640	35,381	37,618
Total Commercial Real Estate	826,588	855,882	872,173
Commercial and Industrial	436,633	438,743	427,508
Total Commercial Loans	$1,263,221	$1,294,625	$1,299,681

Commercial real estate loans declined $45.6 million while commercial and industrial loans grew by $9.1 million since September 30, 2007. Loans for the development or sale of 1-4 family residential properties were $224.1 million at September 30, 2008. Of the total, approximately $33.7 million was secured by vacant land, $117.7 million was secured by developed residential land and $72.7 million was secured by 1-4 family properties held for speculative purposes.

The Company’s non-performing loans increased $7.6 million to $86.4 million since the prior quarter and represent 4.91% of total loans at September 30, 2008. Late in the second quarter and into the third quarter of 2008, management took aggressive steps to again reevaluate its loan portfolio considering the continuing stress in the residential real estate markets. This resulted in additional charge-offs, additional balances in and reserves for problem credits and corresponding increases to the loan loss provision. The majority of the resulting non-performing loan portfolio is secured by real estate, primarily residential land development. Despite the difficulty in valuing this type of collateral in the current market, management believes non-performing loans are either well collateralized or have been appropriately discounted with adequate reserves.

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Macatawa Bank 3Q Results / page 3 of 3

A breakdown of non-performing assets is shown in the table below:

Dollars in 000s	September 30, 2008	December 31, 2007
Commercial Real Estate	$77,888	$68,634
Commercial and Industrial	7,360	4,116
Total Commercial Loans	85,248	72,750
Residential Mortgage Loans	906	641
Consumer Loans	292	518
Total Non-Performing Loans	86,446	73,909
Other Repossessed Assets	272	172
Other Real Estate Owned	9,354	5,704
Total Non-Performing Assets	$96,072	$79,785

Within commercial real estate, loans for the development or sale of 1-4 family residential properties that were in a non-performing status were approximately $63.5 million or 72% of total non-performing loans at September 30, 2008 compared to $57.4 million or 78% of total non-performing loans at December 31, 2007.

Total deposits grew $171.6 million since September 30, 2007 to $1.69 billion at September 30, 2008. Approximately $59.1 million of the growth was from deposits generated within the Company’s markets while the remaining $112.5 million was from deposits generated through brokers. The growth in deposits allowed the Company to reduce its other borrowing levels while improving its liquidity position since the prior year.

The Company remained well-capitalized at September 30, 2008 with a total risk-based capital ratio of 10.2%. “During these difficult times, we believe, more than ever, in the value of our local commitment to West Michigan. We see opportunities, and we are confident the steps we are taking are positioning ourselves to capitalize on them,” concluded Mr. Smith.

Conference Call

Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, October 21, 2008, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com. A replay of the call will be available for 30 days following the call.

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to capital raising activities, dividends, future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
EARNINGS SUMMARY	2008	2007	2008	2007
Total interest income	$28,614	$35,391	$89,130	$106,005
Total interest expense	13,778	19,556	44,509	57,776
Net interest income	14,836	15,835	44,621	48,229
Provision for loan loss	2,425	3,640	23,585	5,480
Net interest income after provision for loan loss	12,411	12,195	21,036	42,749

NON-INTEREST INCOME
Deposit service charges	1,383	1,309	3,946	3,757
Gain on sale of loans	78	255	897	1,068
Trust fees	1,113	1,263	3,447	3,669
Other	1,564	1,204	5,905	3,292
Total non-interest income	4,138	4,031	14,195	11,786

NON-INTEREST EXPENSE
Salaries and benefits	6,526	6,461	20,302	18,937
Occupancy	1,111	1,057	3,451	3,132
Furniture and equipment	1,041	983	3,026	2,807
Other	5,361	4,231	15,342	12,249
Total non-interest expense	14,039	12,732	42,121	37,125
Income before income tax	2,510	3,494	(6,890)	17,410
Federal income tax expense	639	1,037	(3,093)	5,529

Net income	$1,871	$2,457	$(3,797)	$11,881

Basic earnings per share	$0.11	$0.14	$(0.22)	$0.69
Diluted earnings per share	$0.11	$0.14	$(0.22)	$0.68
Return on average assets	0.35%	0.46%	-0.24%	0.75%
Return on average equity	4.92%	5.91%	-3.16%	9.65%
Net interest margin	2.98%	3.20%	3.01%	3.29%
Efficiency ratio	73.99%	64.09%	71.61%	61.86%

BALANCE SHEET DATA Assets	September 30, 2008	December 31, 2007	September 30, 2007
Cash and due from banks	$39,284	$49,816	$33,186
Federal funds sold and other short-term investments	88,224	-	-
Securities available for sale	163,771	201,498	200,058
Securities held to maturity	1,838	1,917	1,920
Federal Home Loan Bank Stock	12,275	12,275	12,275
Loans held for sale	983	3,127	1,241
Total loans	1,761,431	1,750,632	1,736,370
Less allowance for loan loss	30,491	33,422	25,916
Net loans	1,730,940	1,717,210	1,710,454
Premises and equipment, net	64,149	64,564	64,054
Acquisition intangibles	28,615	28,942	29,054
Bank-owned life insurance	23,410	22,703	22,476
Other assets	42,271	27,914	28,015

Total Assets	$2,195,760	$2,129,966	$2,102,733

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$184,952	$185,681	$170,792
Interest-bearing deposits	1,508,649	1,337,872	1,351,211
Total deposits	1,693,601	1,523,553	1,522,003
Federal funds purchased	-	46,467	67,974
Other borrowed funds	295,109	354,052	299,093
Long-term debt	41,238	41,238	41,238
Other liabilities	13,714	4,031	8,694
Total Liabilities	2,043,662	1,969,341	1,939,002

Shareholders' equity	152,098	160,625	163,731

Total Liabilities and Shareholders' Equity	$2,195,760	$2,129,966	$2,102,733

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly					Year to Date
	3rd Qtr 2008	2nd Qtr 2008	1st Qtr 2008	4th Qtr 2007	3rd Qtr 2007	2008	2007
EARNINGS SUMMARY
Net interest income	$14,836	$15,087	$14,697	$14,687	$15,835	$44,621	$48,229
Provision for loan loss	2,425	18,460	2,700	10,270	3,640	23,585	5,480
Total non-interest income	4,138	5,055	5,003	4,312	4,031	14,195	11,786
Total non-interest expense	14,039	14,491	13,591	13,135	12,732	42,121	37,125
Income taxes	639	(4,703)	971	(1,794)	1,037	(3,093)	5,529
Net income	$1,871	$(8,106)	$2,438	$(2,612)	$2,457	$(3,797)	$11,881

Basic earnings per share	$0.11	$(0.48)	$0.14	$(0.15)	$0.14	$(0.22)	$0.69
Diluted earnings per share	$0.11	$(0.48)	$0.14	$(0.15)	$0.14	$(0.22)	$0.68

MARKET DATA
Book value per share	$8.93	$8.84	$9.58	$9.47	$9.64	$8.93	$9.64
Market value per share	$6.99	$8.00	$10.41	$8.59	$13.53	$6.99	$13.53
Average basic common shares	16,973,312	16,970,634	16,951,183	16,969,316	17,082,023	16,965,073	17,156,961
Average diluted common shares	16,998,434	16,970,634	17,003,229	16,969,316	17,232,709	16,965,073	17,369,413
Period end common shares	17,024,850	17,021,379	17,017,028	16,968,398	16,982,794	17,024,850	16,982,794

PERFORMANCE RATIOS
Return on average assets	0.35%	-1.52%	0.46%	-0.50%	0.46%	-0.24%	0.75%
Return on average equity	4.92%	-19.74%	5.93%	-6.27%	5.91%	-3.16%	9.65%
Net interest margin (FTE)	2.98%	3.06%	2.99%	3.00%	3.20%	3.01%	3.29%
Efficiency ratio	73.99%	71.94%	68.99%	69.14%	64.09%	71.61%	61.86%

ASSET QUALITY
Net charge-offs	$1,514	$20,835	$4,168	$2,764	$1,667	$26,517	$2,823
Nonperforming loans	$86,446	$78,895	$75,571	$73,909	$48,703	$86,446	$48,703
Other real estate and repossessed assets	$9,626	$7,443	$8,598	$5,876	$6,253	$9,626	$6,253
Nonperforming loans to total loans	4.91%	4.51%	4.28%	4.22%	2.80%	4.91%	2.80%
Nonperforming assets to total assets	4.38%	4.09%	3.93%	3.75%	2.61%	4.38%	2.61%
Net charge-offs to average loans (annualized)	0.34%	4.71%	0.95%	0.64%	0.39%	2.01%	0.22%
Allowance for loan loss to total loans	1.73%	1.69%	1.81%	1.91%	1.49%	1.73%	1.49%

CAPITAL & LIQUIDITY
Average equity to average assets	7.11%	7.70%	7.77%	7.93%	7.85%	7.52%	7.80%
Tier 1 capital to risk-weighted assets	8.94%	8.93%	9.41%	9.40%	9.66%	8.94%	9.66%
Total capital to risk-weighted assets	10.20%	10.18%	10.67%	10.66%	10.91%	10.20%	10.91%
Loans to deposits + other borrowings	88.57%	92.04%	92.66%	93.24%	95.35%	88.57%	95.35%

END OF PERIOD BALANCES
Total portfolio loans	$1,761,431	$1,748,629	$1,764,377	$1,750,632	$1,736,370	$1,761,431	$1,736,370
Earning assets	2,027,350	1,938,098	1,972,355	1,966,732	1,949,608	2,027,350	1,949,608
Total assets	2,195,760	2,109,637	2,139,213	2,129,966	2,102,733	2,195,760	2,102,733
Deposits	1,693,601	1,604,012	1,570,428	1,523,553	1,522,003	1,693,601	1,522,003
Total shareholders' equity	152,098	150,549	162,986	160,625	163,731	152,098	163,731

AVERAGE BALANCES
Total portfolio loans	$1,757,583	$1,768,983	$1,757,633	$1,734,325	$1,721,543	$1,761,386	$1,722,464
Earning assets	1,984,547	1,980,470	1,970,785	1,949,756	1,966,155	1,978,623	1,956,973
Total assets	2,142,065	2,131,979	2,116,605	2,099,826	2,116,474	2,130,259	2,103,455
Deposits	1,640,986	1,593,452	1,548,402	1,485,232	1,654,354	1,594,450	1,648,701
Total shareholders' equity	152,219	164,229	164,503	166,591	166,196	160,287	164,103